UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 30, 2010

iCAD, Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-9341	02-0377419
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

98 Spit Brook Road, Suite 100, Nashua, NH	03062
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (603) 882-5200

Not Applicable
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets

On December 30, 2010, iCAD, Inc. (the “Company”) completed its previously announced acquisition of Xoft, Inc. (“Xoft”). The acquisition was made pursuant to an Agreement and Plan of Merger by and between the Company, XAC, Inc., a wholly-owned subsidiary of f the Company (“Merger Sub”), Xoft and Jeffrey Bird as the representative of the stockholders of Xoft (“Merger Agreement”). Upon the terms of the Merger Agreement, Xoft was merged with and into the Merger Sub with the Merger Sub surviving the merger (the “Merger”).

Xoft designs, develops, manufactures, markets and sells electronic brachytherapy (eBx) products for the treatment of breast and other cancers, used in a broad range of clinical settings.

The following description of the Merger Agreement is qualified in its entirety by reference to the Merger Agreement which is filed as an exhibit to this Current Report.

The Company acquired 100% of the outstanding stock of Xoft in exchange for approximately 8.65 million shares of the Company’s common stock and approximately $0.8 million in cash, for a total consideration at closing of approximately $12.9 million, based on the average of the closing sale price of the Company’s common stock over the thirty trading days immediately preceding the closing date. The Company also paid certain transaction expenses of Xoft totaling approximately $1.0 million. Xoft stockholders now own approximately 15.8% of the Company’s common stock.

Under the Merger Agreement, there is an additional earn-out potential for the sellers that is tied to cumulative net revenue of Xoft products over the next three years, payable at the end of that period. The threshold for earn-out consideration begins at $50 million of cumulative revenue of “Xoft Products” (as defined in the Merger Agreement) over the three year period immediately following the closing. The “targeted” earn-out consideration of $20 million will occur at $76 million of cumulative revenue of Xoft Products and the maximum earn-out consideration of $40 million would be achieved at $104 million of cumulative revenue of Xoft Products over the three year period.

At closing, 10% of the cash amount and 10% of the amount of the Company’s common stock comprising the merger consideration was placed in escrow. It will remain in escrow for a period of 15 months following the closing of the Merger to secure post-closing indemnification obligations of Xoft stockholders.

The shares of the Company’s common stock issued in connection with the Merger were issued in a private placement exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”) and/or Regulation D promulgated thereunder only to recipients who qualified as “accredited investors” within the meaning of the Securities Act.

Pursuant to the Merger Agreement, for three years following the closing of the Merger, the stockholder representative will have the right to nominate one member to the Company’s Board of Directors, who will serve on the Company’s Board of Directors if the nominee is acceptable to the Company’s Nominating and Corporate Governance Committee and the Board of Directors and approved by the Company’s stockholders. The Company’s Nominating and Corporate Governance Committee and Board of Directors will make the final determination in their sole reasonable discretion as to the appointment to the Company’s Board of Directors or recommendation to the Company’s stockholders of the stockholder representative nominee.

Upon the recommendation of the Company’s Nominating and Corporate Governance Committee, the Board of Directors increased the size of the Company’s Board from six to eight directors. Pursuant to the Merger Agreement and upon approval by the Company’s Nominating and Corporate Governance Committee and the Board, Michael Klein was appointed to serve as the initial stockholder representative on the Board effective December 30, 2010. Mr. Klein will serve as a director until the Company’s next annual stockholders meeting. Mr. Klein was the Chief Executive Officer, President and Director of Xoft from December 2004 until the completion of the Merger. In addition, pursuant to the Merger Agreement and the approval of the Company’s Nominating and Corporate Governance Committee and Board of Directors, Somu Subramanian, effective December 30, 2010, was appointed to serve as a director of the Company until the Company’s next annual stockholders meeting. Mr. Subramanian was a Director of Xoft from October 2010 until the completion of the Merger. Mr. Subramanian has served as the Managing Partner of New Science Ventures, a venture capital firm, since June 2004, and shareholder of Xoft. As non-employee directors, Messrs. Klein and Subramanian are eligible to receive the same compensation the Company pays to its non-employee directors.

In connection with the Merger, the Company entered into a Consulting Services Agreement, effective as of December 30, 2010 with Michael Klein. The term of the agreement is a period of twelve months from the date of the Merger. For the duration of the agreement, Mr. Klein will provide the Company with certain consulting services. The Company will pay Mr. Klein a consulting fee of $50,000 payable in four equal installments within 10 business days of the completion of each three month period.

The Merger Agreement is not intended to provide any factual information about the Company. The representations, warranties and covenants contained in the Merger Agreement were made only for purposes of that agreement and as of the specific dates set forth therein, were solely for the benefit of the parties thereto, and may be subject to limitations agreed upon by the contracting parties. The representations and warranties may have been made for the purposes of allocating contractual risk between the parties instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors are not third-party beneficiaries of the Merger Agreement, and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or conditions of the Company, and Xoft, or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

Item 3.02 Unregistered Sales of Equity Securities.

The disclosures set forth in Item 2.01 above are incorporated by reference into this Item 3.02.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The disclosures set forth in Item 2.01 above are incorporated by reference into this Item 5.02.

Item 9.01 Financial Statements and Exhibits

(a)	Financial Statements of Businesses Acquired

Any required financial statements will be filed as an amendment to this Form 8-K as soon as practicable, but not later than 71 calendar days after the date this Form 8-K is required to be filed with the Securities and Exchange Commission.

(b) Pro Forma Financial Information

Any required pro forma financial information will be filed as an amendment to this Form 8-K as soon as practicable, but not later than 71 calendar days after the date this Form 8-K is required to be filed with the Securities and Exchange Commission.

(d) Exhibits

2.1 Agreement and Plan of Merger dated as of December 15, 2010 by and among iCAD, Inc., XAC, Inc., Xoft, Inc. and Jeffrey Bird as representative of the Xoft, Inc.’s stockholders ( The Registrant has omitted certain schedules and exhibits pursuant to Item 601(b) of Regulation S-K and shall furnish supplementally to the Securities and Exchange Commission (the “SEC”) copies of any of the omitted schedules and exhibits upon request by the SEC.)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 5, 2011

iCAD, INC.

By:	/s/Darlene M. Deptula-Hicks

Name: Darlene M. Deptula-Hicks Title: Executive Vice President of Finance and Chief Financial Officer, Treasurer

EXHIBIT INDEX

2.1 Agreement and Plan of Merger dated as of December 15, 2010 by and among iCAD, Inc., XAC, Inc., Xoft, Inc. and Jeffrey Bird as representative of the Xoft, Inc.’s stockholders (The Registrant has omitted certain schedules and exhibits pursuant to Item 601(b) of Regulation S-K and shall furnish supplementally to the SEC copies of any of the omitted schedules and exhibits upon request by the SEC.)